Exhibit 10.3

ODONATE THERAPEUTICS, INC.

GRANT NOTICE FOR 2017 STOCK OPTION PLAN

[INCENTIVE][NONQUALIFIED] STOCK OPTIONS

FOR GOOD AND VALUABLE CONSIDERATION, Odonate Therapeutics, Inc. (“Odonate” or the “Company”), hereby grants to Participant named below the [incentive][nonqualified] stock option (the “Option”) to purchase any part or all of the number of shares of its common stock, par value $0.01 per share (the “Common Stock”), that are covered by this Option, as specified below, at the Exercise Price per share specified below and upon the terms and subject to the conditions set forth in this Grant Notice, the Odonate Therapeutics, Inc. 2017 Stock Option Plan (the “Plan”) and the Standard Terms and Conditions (the “Standard Terms and Conditions”) promulgated under such Plan, each as amended from time to time. This Option is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

Name of Participant:

Grant Date:

Number of Shares of Common Stock Covered by Option:

Exercise Price Per Share:

Expiration Date:

Vesting Schedule:

This Option [is][is not] intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended. By accepting this Grant Notice, Participant acknowledges that he or she has received and read, and agrees that this Option shall be subject to, the terms of this Grant Notice, the Plan and the Standard Terms and Conditions.

ODONATE THERAPEUTICS, INC.

Participant Signature
By:
Title:	Address (please print):

ODONATE THERAPEUTICS, INC.

STANDARD TERMS AND CONDITIONS FOR

[INCENTIVE][NONQUALIFIED] STOCK OPTIONS

These Standard Terms and Conditions apply to the Options granted pursuant to the Odonate Therapeutics, Inc. 2017 Stock Option Plan (the “Plan”), which are identified as [incentive][nonqualified] stock options and are evidenced by a Grant Notice or an action of the Committee that specifically refers to these Standard Terms and Conditions. In addition to these Terms and Conditions, the Option shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.	Terms of Option.

Odonate Therapeutics, Inc. (“Odonate” or the “Company”) has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) [an incentive][a nonqualified] stock option (the “Option”) to purchase up to the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), set forth in the Grant Notice. The exercise price per share and the other terms and subject to the conditions of the Option are set forth in the Grant Notice, these Standard Terms and Conditions (as amended from time to time), and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2.	[Incentive][Nonqualified] Stock Option.

The Option [is][is not] intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly. [Section 422 of the Code provides, among other things, that the Participant shall not be taxed upon the exercise of a stock option that qualifies as an incentive stock option provided the Participant does not dispose of the shares of Common Stock acquired upon exercise of such option until the later of two years after such option is granted to the Participant and one year after such option is exercised. Notwithstanding anything to the contrary herein, Section 422 of the Code provides that incentive stock options (including, possibly, the Option) shall not be treated as incentive stock options if and to the extent that the aggregate fair market value of shares of Common Stock (determined as of the time of grant) with respect to which such incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its subsidiaries) exceeds $100,000, taking options into account in the order in which they were granted. Thus, if and to the extent that any shares of Common Stock issued under a portion of the Option exceeds the foregoing $100,000 limitation, such shares shall not be treated as issued under an incentive stock option pursuant to Section 422 of the Code.]

3.	Exercise of Option.

The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Option shall be exercisable only to the extent it becomes vested, as described in the Grant Notice or the terms of the Plan, to purchase up to that number of shares of Common Stock as set forth in the Grant Notice, provided that (except as set forth in Section 4(a) below) the Participant remains employed with the Company and does not experience a Termination of Employment. The vesting period and/or exercisability of an Option may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

To exercise the Option (or any part thereof), the Participant shall deliver to the Company a “Notice of Exercise” in a form specified by the Committee, specifying the number of whole shares of Common Stock the Participant wishes to purchase and how the Participant’s shares of Common Stock should be registered (in the Participant’s name only or in the Participant’s and the Participant’s spouse’s names as community property or as joint tenants with right of survivorship).

The exercise price (the “Exercise Price”) of the Option is set forth in the Grant Notice. Odonate shall not be obligated to issue any shares of Common Stock until the Participant shall have paid the total Exercise Price for that number of shares of Common Stock. The Exercise Price may be paid in Common Stock, cash or a combination thereof, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option, the delivery of previously owned Common Stock, withholding of shares of Common Stock deliverable upon exercise of the Option (but only to the extent share withholding is made available to the Participant by the Company), or in such other manners as may be permitted by the Committee.

Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares of Common Stock hereunder would violate any federal, state or other applicable laws.

4.	Expiration of Option.

The Option shall expire and cease to be exercisable as of the earlier of: (i) the Expiration Date set forth in the Grant Notice; or (ii) the date specified below in connection with the Participant’s Termination of Employment:

(a)        If the Participant’s Termination of Employment is by reason of death or Disability, or by the Company without Cause within 24 months following the occurrence of a Change in Control, the Participant (or the Participant’s estate, beneficiary or legal representative) may exercise the entire Option (regardless of whether then vested or exercisable) until the date that is 12 months following the date of such Termination of Employment.

(b)        If the Participant’s Termination of Employment is for any reason other than death, Disability, by the Company without Cause within 24 months following the occurrence of a Change in Control or by the Company for Cause, the Participant may exercise any portion of the Option that is vested and exercisable at the time of such Termination of Employment until the date that is one month following the date of such Termination of Employment. Any portion of the Option that is not vested and exercisable at the time of such Termination of Employment (after taking into account any accelerated vesting under Section 10 of the Plan or any other agreement between the Participant and the Company) shall be forfeited and canceled as of the date of such Termination of Employment.

(c)        If the Participant’s Termination of Employment is by the Company for Cause, the entire Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the date of such Termination of Employment.

5.	Restrictions on Resales of Shares Acquired Pursuant to Option Exercise.

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy,

(b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other optionholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.	Income Taxes.

The Company shall not deliver shares of Common Stock in respect of the exercise of any Option unless and until the Participant has made arrangements satisfactory to the Company to satisfy applicable withholding tax obligations. Unless the Participant pays the withholding tax obligations to the Company by cash or check in connection with the exercise of the Option (including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option), withholding may be effected, at the Company’s option, withholding Common Stock issuable in connection with the exercise of the Option (provided that shares of Common Stock may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company). The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to the Participant (including, without limitation, future cash wages).

7.	Non-transferability of Option.

Except as permitted by the Committee or as permitted under the Plan, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant’s Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 7.

8.	Other Agreements Superseded.

The Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and Odonate regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

9.	Limitation of Interest in Shares Subject to Option.

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

10.	No Liability of Company.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, exercise or settlement of any Option granted hereunder.

11.	General.

(a)        In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(b)        The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

(c)        These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(d)        These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

(e)        In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.

(f)        All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

(g)        Notwithstanding anything herein or in the Plan to the contrary, no adjustments to the Option and/or any of the terms hereof shall be made pursuant to Section 10 of the Plan or otherwise in connection with the transactions to be consummated subsequent to Grant Date but prior to the consummation of the Company’s initial public offering.

12.	Electronic Delivery.

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding Odonate and the Subsidiaries, the Plan, the Option and the Common Stock via Company web site or other electronic delivery.